Exhibit 99.1


[Thermo Electron Corporation Logo]




FOR IMMEDIATE RELEASE
Media Contact Information:                       Investor Contact Information:
Lori Gorski                                      J. Timothy Corcoran
Phone:   781-622-1242                            Phone:  781-622-1111
E-mail:  lori.gorski@thermo.com                  E-mail: tim.corcoran@thermo.com
Website: www.thermo.com


        Thermo Electron Completes Transaction for the Sale of Its Optical
          Technologies Segment to Newport Corporation for $300 Million

WALTHAM, Mass. (July 16, 2004) - Thermo Electron Corporation (NYSE:TMO) announced today that it has completed the previously announced sale of its Optical Technologies Segment to Newport Corporation (NYSE:NEWP).

On June 1, 2004, Thermo Electron announced that it had signed a definitive agreement to sell the business for $300 million to Newport Corporation. Under the terms of this agreement Thermo Electron receives $200 million in cash proceeds, $50 million in a 5-year note due in 2009, and $50 million in Newport common stock. Thermo retains ownership of a small business in the Optical Technologies Segment that makes highly technical digital cameras used in Thermo's Scientific Instruments Division.

Thermo Electron Corporation is the world leader in analytical instruments. Our instrument solutions enable our customers to make the world a healthier, cleaner and safer place. Thermo's Life and Laboratory Sciences business (70% of revenues) provides analytical instruments, scientific equipment, services and software solutions for life sciences, drug discovery, clinical, environmental, and industrial laboratories. Thermo's Measurement and Control business (30% of revenues) provides analytical instruments used in a variety of manufacturing processes as well as safety and homeland security applications. Based near Boston, Massachusetts, Thermo has revenues of more than $2 billion, and employs approximately 10,000 people in 30 countries. For more information, visit www.thermo.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Forward-Looking Statements" in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2004. These include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change, dependence on customers that operate in cyclical industries, general worldwide economic conditions and related uncertainties, the effect of changes in governmental regulations, dependence on customers' capital spending policies and government funding policies, use and protection of intellectual property, exposure to product liability claims in excess of insurance coverage, retention of contingent liabilities from businesses we sold, realization of potential future savings from new productivity initiatives, implementation of new branding strategy, implementation of strategies for improving internal growth, the effect of exchange rate fluctuations on international operations, identification, completion and integration of new acquisitions and potential impairment of goodwill from previous acquisitions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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